Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Record First Quarter 2014 Operating Results

AFFO in Line With Company Expectations at $0.26 per share
Reaffirms 2014 AFFO Guidance of $1.13 to $1.19
Completes Balance Sheet Acquisitions of $1.03 Billion at an Average 8.24% Cap Rate in the First Quarter
Properties Closed or Under Contract to Close during the Second Quarter Exceeds an Additional $700 Million at an Average Cap Rate Greater Than 8.0%
Cole CapitalTM on Track to Raise $3.1 Billion for 2014; Raised $897 Million in the First Quarter
ARCenters Spin-off Expected to be Completed by Mid-June

New York, New York, May 8, 2014 - American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today its operating results for the three months ended March 31, 2014.

Selected operating highlights for the quarter include:

•	Increased Revenue: Increased revenue to a record $320.6 million, up 647.4% compared to the same period a year earlier.

•	Increased AFFO: Increased AFFO available to common stockholders to $147.4 million, up 334.6% compared to the same period a year earlier.

•
Balance Sheet Acquisitions: Completed $1.03 billion of acquisitions on the balance sheet, comprised of 224 properties in 78 individual transactions at an average cap rate of 8.24% (8.02% cash cap rate), with another over $700 million already closed or under contract for the second quarter.

•	Cole Capital Acquisitions: Acquired $419.9 million of real estate assets on behalf of the managed funds in the first quarter, comprising 84 properties in 51 individual transactions.

•	Cole Capital: On track to raise $3.1 billion in 2014: Raised $897 million of capital on behalf of the managed funds in the first quarter.

•	Investment Grade Balance Sheet: Secured investment grade rating from S&P and received a reaffirmation of investment grade from Moody’s.

•	Multi-Tenant Spin-off: Announced spin-off of American Realty Capital Centers, Inc. (NASDAQ: ARCM) (“ARCM”) which is expected to be completed by mid-June.

“I am very pleased with our results for the first quarter of the year,” said Nicholas S. Schorsch, Chief Executive Officer and Executive Chairman of ARCP. “We had a record quarter with earnings coming exactly in line with our expectations of $0.26 AFFO per share, consistent with our previously stated guidance for the year. Additionally, our year-to-date acquisitions, combined with properties currently under contract puts us well-ahead of schedule to achieve our total 2014 annual acquisition targets by midyear. With our strengthened balance sheet, and the Company ready to capitalize on a number of large-scale sale- leaseback transactions, we are in position to deliver strong shareholder return this year. The management team is working cohesively and my plan for succession as Chairman is advancing as anticipated.”

“With our acquisitions team firing on all cylinders, every aspect of our business is exceeding our expectations,” said David S. Kay, President of ARCP. “With strong earnings, our acquisition volume is outpacing our guidance, our cap rates surpass all industry peers, Cole Capital launched two new products, and we successfully integrated our management and systems, all of which is allowing us to execute with a disciplined intensity. The $1.7 billion of acquisitions we have closed or placed under contract were at a 7.92% cash cap rate or 8.26% GAAP cap rate. These 150 self-originated transactions are indicative of the scale and expertise of our platform, providing a significant competitive advantage. Finally, we are ramping up our capital raising initiatives in May and remain confident that we will achieve our target of raising $3.1 billion of capital during 2014.”

First Quarter Operating Highlights

Revenues
Total revenues were $320.6 million for the three months ended March 31, 2014, compared to $42.9 million, for the year-ago period, representing an increase of 647.4% increase. This includes real estate revenues of $266.5 million and Cole Capital revenues of $54.1.

Funds from Operations and Adjusted Funds from Operations
Funds from operations (“FFO”) for the three months ended March 31, 2014 totaled $(183.8) million. FFO for this period includes one-time merger and other transaction related expenses of $222.2 million. Excluding such one-time costs, FFO was $38.4 million, or $0.07 per share fully diluted.

Adjusted funds from operations (“AFFO”) for the three months ended March 31, 2014 totaled $147.4 million, or $0.26 per fully diluted share.

Property Level Net Operating Income
Property level net operating income (“NOI”) was $236.9 million for the three months ended March 31, 2014, compared to NOI of $40.3 million, for the year-ago period, representing a 487.2% increase.

Dividend
ARCP’s Common Stock Dividend: On October 23, 2013, an increase in ARCP’s annual dividend rate from $0.94 per share to $1.00 per share was declared, contingent upon, and effective with, the closing of the acquisition of Cole Real Estate Investments, Inc. (“Cole”). As a result of the closing of the acquisition, ARCP raised its dividend to $1.00 per share, effective with the February 2014 dividend.

ARCenters has potential for an increased dividend for stockholders: The spin-off is intended to result in ARCP stockholders receiving a combined dividend that exceeds ARCP's current annualized dividend of $1.00 per share. ARCP currently estimates that ARCenters' annualized dividend for its first year following the spin-off will be at least $0.73 per share (based on an anticipated distribution of one share of ARCenters common stock for every 10 shares of ARCP common stock). Because ARCP expects to maintain its current annualized dividend of $1.00 per share and, after adjusting for the ratio of one share of ARCenters common stock distributed for every 10 shares of ARCP common stock, ARCP stockholders who continue to hold their shares of ARCenters common stock would receive a combined annualized dividend of $1.073 per share - resulting in 7.3% of dividend growth.

Balance Sheet Activity

•
First Quarter Acquisitions: Acquired $1.03 billion of real estate, comprised of 224 properties in 78 individual transactions at an average cap rate of 8.24% (8.02% cash cap rate), with another over $700 million already closed or under contract for the second quarter.

•	First Quarter Dispositions: Sold 17 properties for total net proceeds of $55.6 million; redeployed this capital into more accretive acquisitions along with reducing debt.

Portfolio Composition as of March 31, 2014 (excluding ARCM spin-off properties):

# of Properties	3,731
Occupancy	99%
Square Feet	90.1 million
% Investment Grade	51%
Net Lease Weighted Avg. Remaining Lease Term	10.8 years

Cole Capital

•	First Quarter Capital Raise: Raised $897 million in the first quarter, on track to raise $3.1 billion in 2014.

•	First Quarter Acquisitions: Acquired $419.9 million of real estate assets on behalf of the managed funds in the first quarter, comprising 84 properties in 51 individual transactions.

•	Assets Under Management: Total assets under management were $5.07 billion as of March 31, 2014.

Capital Markets

•	Investment Grade Balance Sheet: Obtained investment grade rating from both S&P and received a reaffirmation of investment grade rating from Moody’s.

•	Unsecured Bond Issuance: Issued $2.55 billion of senior unsecured notes with a weighted average interest rate of 2.8% and a blended maturity of five years.

•
Extended Debt Maturities: Secured $1.2 billion of 10-year fixed-rate, interest-only debt ($693.0 million of mortgage debt and $500.0 million of 10-year senior unsecured notes); refinanced approximately $730.0 million of mortgages (with a blended near-term maturity of two years) with $750.0 million of 5-year senior unsecured notes; and repaid Cole’s $1.3 billion credit facility (with a one-year maturity) with $1.3 billion of 3-year senior unsecured notes.

•	Lowered Cost of Borrowing: Reduced interest cost to a weighted average interest rate of 3.7% and extended the average maturity to 5.7 years.

•
Upsized Corporate Credit Facility: Upsized the senior corporate unsecured credit facility to allow for total current financing capacity of up to $3.15 billion, following the recent $275.0 million of new commitments from three new lenders.

“We have made great strides to reduce our overall secured debt and increase our borrowing capacity,” said Brian S. Block, EVP and Chief Financial Officer. "In addition, we lowered our weighted average cost of borrowing to 3.7% with a blended maturity of 5.7 years. As a result of our disciplined approach to maintaining a strong and flexible balance sheet, we successfully achieved investment grade ratings during the quarter."

Integration Synergies
As a result of the successful integration of the Cole platform, the Company expects to exceed its previously announced $70 million in synergies. ARCP estimates approximately $34 million of such synergies to be recognized with the first six months following the close of the acquisitions, and about $40 million of synergies to be recognized in the subsequent six months.

“We have one of the largest, most diverse and highest quality net-lease portfolios in the business,” said Lisa E. Beeson, EVP and Chief Operating Officer. “With an average lease term of 10.8 years, approximately 50% of our tenants being investment grade rated, and the size, scale and diversity of our portfolio, we are able to pursue large, accretive sale-leaseback transactions that significantly enhance shareholder value. We believe the durability of our portfolio, coupled with improved operational and financial efficiencies as a result of our recent acquisitions, positions us well to drive meaningful growth.”

First Quarter 2014 Conference Call Details
ARCP will be hosting its first quarter 2014 conference call on Thursday, May 8, 2014 at 3:00 PM ET. Nicholas S. Schorsch, Executive Chairman and Chief Executive Officer, David S. Kay, President, Lisa E. Beeson, Chief Operating Officer, and Brian S. Block, Chief Financial Officer, will conduct the call. Conference call details are as follows:

Live Conference Call and Webcast Details*
Domestic Dial-In Number: 1-888-317-6003
International Dial-In Number: 1-412-317-6061
Canada Dial-In Number: 1-866-284-3684
Conference ID: 8166540
Webcast: http://arcpreit.com/Q12014EarningsCall/
*Participants should dial in 10-15 minutes early.

Conference Call Replay Details
Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-0088
Canada Dial-In Number: 1-855-669-9658
Conference ID: 10044445
Date Available: May 8, 2014 (one hour after the end of the conference call) to May 23, 2014 at 9:00 a.m. ET

Supplemental Information
Supplemental information on the Company's first quarter 2014 operations can be found in the Company's Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on May 8, 2014. The supplemental information report is titled “Quarterly Supplemental Information: First Quarter 2014.” Information in such report includes the following financial data, in addition to other data: (1) Consolidated Balance Sheet and Income Statement Details; (2) Funds from Operations and Adjusted Funds from Operations details; (3) a Dividend Summary; and (4) Portfolio Details.

Funds From Operations and Adjusted Funds From Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”), an industry trade group, has promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to our net income or loss as determined under U.S. GAAP.
We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with U.S. GAAP, excluding gains or losses from sales of property but including asset impairment write downs, plus depreciation and amortization, after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time, especially if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances and/or is requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. Historical accounting for real estate involves the use of U.S. GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in U.S. GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income. However, FFO and adjusted funds from operations (“AFFO”), as described below, should not be construed to be more relevant or accurate than the current U.S. GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under U.S. GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP FFO and AFFO measures and the adjustments to U.S. GAAP in calculating FFO and AFFO.
We consider FFO and AFFO useful indicators of the performance of a REIT. Because FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs in our peer group. Accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.
Changes in the accounting and reporting promulgations under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that were put into effect in 2009 and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT's definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses for all industries as items that are expensed under GAAP, that are typically accounted for as operating expenses. Management believes these fees and expenses do not affect our overall long-term operating performance. While certain companies may experience significant acquisition activity, other companies may not have significant acquisition activity and management believes that excluding costs such as merger and transaction costs and acquisition related costs from property operating results provides useful information to investors and provides information that improves the comparability of operating results with other companies who do not have significant merger or acquisition activities. AFFO is not equivalent to our net income or loss as determined under GAAP, and AFFO may not be a useful measure of the impact of long-term operating performance if we continue to have such activities in the future.
We exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments, gains or losses on contingent valuation rights, gains and losses on investments and early extinguishment of debt. In addition, by excluding non-cash income and expense items such as amortization of above and below market leases, amortization of deferred financing costs, straight-line rent and non-cash equity compensation from AFFO we believe we provide useful information regarding income and expense items which have no cash impact and do not provide liquidity to the company or require capital resources of the company. By providing AFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies that are not as involved activities which are excluded from our calculation. Investors are cautioned that AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as it excludes certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
In addition, we exclude certain interest expenses related to securities that are convertible to common stock as the shares are assumed to have converted to common stock in our calculation of weighted average common shares-fully diluted. As the Company’s convertible notes have a cash or stock settlement option and the Company has the ability and intent to settle its convertible notes in cash, the interest expense related to our convertible notes have not been excluded from AFFO, and accordingly, the shares are not assumed to have converted to common stock in our calculation of weighted average common shares-fully diluted.

In calculating AFFO, we exclude expenses, which under GAAP are characterized as operating expenses in determining operating net income. These expenses are paid in cash by us, and therefore such funds will not be available to distribute to investors. All paid and accrued merger and acquisition fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired and will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property and certain other expenses. Therefore, AFFO may not be an accurate indicator of our operating performance, especially during periods in which mergers are being consummated or properties are being acquired or certain other expense are being incurred. AFFO that excludes such costs and expenses would only be comparable to companies that did not have such activities. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income in determining cash flow from operating activities. In addition, we view fair value adjustments as items which are unrealized and may not ultimately be realized. We view both gains and losses from fair value adjustments as items which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information.
As a result, we believe that the use of FFO and AFFO, together with the required U.S. GAAP presentations, provide a more complete understanding of our performance relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.
FFO and AFFO are non-GAAP financial measures and do not represent net income as defined by U.S. GAAP. FFO and AFFO do not represent cash flows from operations as defined by U.S. GAAP, are not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as alternatives to net income, as determined in accordance with U.S. GAAP, for purposes of evaluating our operating performance. Other REITs may not define FFO in accordance with the current NAREIT definition (as we do) or may interpret the current NAREIT definition differently than we do and/or calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.

About the Company
ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

Forward-Looking Statements
The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements ARCP makes. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation; the impact of credit rating changes; the effects of competition; the ability to attract, develop and retain executives and other qualified employees; changes in general economic or market conditions; our inability to consummate our spin-off of ARCM, consummate it timely and realize the benefits therefrom, and other factors, many of which are beyond our control, including other factors included in our reports filed with the SEC, particularly in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of ARCP's latest Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, each as filed with the SEC, as such Risk Factors may be updated from time to time in subsequent reports. ARCP does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Anthony J. DeFazio	Brian S. Block, CFO, Treasurer, Secretary and EVP
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: 484-342-3600	Ph: 212-415-6500

AMERICAN REALTY CAPITAL PROPERTIES, INC.
 CONSOLIDATED BALANCE SHEETS
 (In thousands, except for share and per share data)

	March 31, 2014	December 31, 2013
ASSETS
Real estate investments, at cost:
Land	$3,226,615	$1,378,865
Buildings, fixtures and improvements	11,841,722	5,291,031
Land and construction in progress	40,459	21,839
Acquired intangible lease assets	2,209,747	758,376
Total real estate investments, at cost	17,318,543	7,450,111
Less: accumulated depreciation and amortization	(422,355)	(269,684)
Total real estate investments, net	16,896,188	7,180,427
Investment in unconsolidated entities	105,775	—
Investment in direct financing leases, net	65,723	66,112
Investment securities, at fair value	213,803	62,067
Loans held for investment, net	98,185	26,279
Cash and cash equivalents	83,067	52,725
Restricted cash	55,559	35,921
Intangible assets, net	371,634	—
Deferred costs and other assets, net	294,694	279,109
Goodwill	2,287,122	102,419
Due from affiliates	8,550	—
Total assets	$20,480,300	$7,805,059

LIABILITIES AND EQUITY
Mortgage notes payable, net	$4,234,668	$1,301,114
Corporate bonds, net	2,545,884	—
Convertible debt, net	973,737	972,490
Credit facilities	2,415,800	1,969,800
Other debt, net	148,809	104,804
Below-market lease liabilities, net	287,199	77,789
Accounts payable and accrued expenses	143,860	808,900
Deferred rent, derivative and other liabilities	195,826	40,271
Distributions payable	4,414	10,278
Due to affiliates	217	—
Total liabilities	10,950,414	5,285,446

Series D preferred stock, $0.01 par value, 21,735,008 shares (part of 100,000,000 aggregate preferred shares authorized) issued and outstanding at March 31, 2014 and December 31, 2013, respectively	269,299	269,299

Preferred stock (excluding Series D Preferred Stock), $0.01 par value, 100,000,000 shares authorized and 42,654,919 and 42,199,547 shares issued and outstanding at March 31, 2014 and December 31, 2013	427	422
Common stock, $0.01 par value, 1,500,000,000 and 750,000,000 shares authorized and 769,931,938 and 239,234,725 issued and outstanding at March 31, 2014 and December 31, 2013, respectively	7,699	2,392
Additional paid-in capital	10,305,815	2,939,287
Accumulated other comprehensive income	13,397	7,666
Accumulated deficit	(1,365,467)	(867,436)
Total stockholders’ equity	8,961,871	2,082,331
Non-controlling interests	298,716	167,983
Total equity	9,260,587	2,250,314
Total liabilities and equity	$20,480,300	$7,805,059

AMERICAN REALTY CAPITAL PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
 (In thousands, except for per share data)

	Three Months Ended March 31,
	2014	2013
Revenues:
Rental income	$244,445	$40,987
Direct financing lease income	1,006	—
Operating expense reimbursements	21,096	1,910
Cole Capital revenue	54,067	—
Total revenues	320,614	42,897
Operating expenses:
Cole Capital reallowed fees and commissions	34,436	—
Acquisition related	11,884	10,327
Merger and other transaction related	222,192	137,769
Property operating	29,627	2,549
General and administrative	26,839	1,454
Equity based compensation	22,510	881
Depreciation and amortization	165,363	26,753
Total operating expenses	512,851	179,733
Operating loss	(192,237)	(136,836)
Other (expense) income:
Interest expense, net	(116,712)	(6,056)
Other income, net	5,512	853
Loss on derivative instruments, net	(20,197)	(5)
Gain on disposition of properties, net	2,979	—
Gain on sale of investments	—	451
Total other expenses, net	(128,418)	(4,757)
Net loss from continuing operations	(320,655)	(141,593)
Discontinued operations:
Loss from operations of held for sale properties	—	(16)
Gain on held for sale properties	—	14
Net loss from discontinued operations	—	(2)
Net loss	(320,655)	(141,595)
Net loss attributable to non-controlling interests	11,974	432
Net loss attributable to the Company	(308,681)	(141,163)
Less: Dividends attributable to preferred shares	(22,427)	—
Less: Dividends attributable to participating securities	(1,205)	—
Net loss attributable to common stockholders	$(332,313)	$(141,163)

Basic and diluted net loss per share attributable to common stockholders	$(0.61)	$(0.84)

Funds from Operations and Adjusted Funds from Operations Per Share
(In thousands, except share and per share data)

	Quarter Ended
	March 31, 2014	Per Share	March 31, 2013	Per Share
Total Company:
Net loss attributable to the Company	$(332,313)	$(0.58)	$(141,177)	$(0.84)
(Gain) loss on disposition of properties	(2,979)	(0.01)	—	—
Depreciation and amortization of real estate assets	150,899	0.26	26,731	0.16
Depreciation and amortization of real estate assets in unconsolidated joint ventures	602	—	—	—
FFO - Total Company	(183,791)	(0.32)	(114,446)	(0.68)
Acquisition related	11,884	0.02	10,327	0.06
Merger and other transaction related	222,192	0.39	137,769	0.82
Gain (loss) on sale of investment securities	—	—	(451)	—
Loss on derivative instruments, net	20,197	0.04	5	—
Amortization of premiums and discounts on debt and investments	(18,325)	(0.03)	—	—
Dividends attributable to convertible preferred shares	5,053	0.01	—	—
Dividends attributable to participating securities	936	—	—	—
Amortization of above- and below-market lease assets and liabilities	358	—	68	—
Amortization and write off of deferred financing costs	37,940	0.07	1,243	0.01
Other amortization and depreciation	14,374	0.03	22	—
Loss on early extinguishment of debt	20,819	0.04	—	—
Straight-line rent	(7,520)	(0.01)	(1,510)	(0.01)
Non-cash equity compensation expense	22,510	0.04	881	0.01
Operating fees to affiliate	—	—		—
Proportionate share of adjustments for unconsolidated joint ventures	762	—	—	—
AFFO - Total Company	$147,389	$0.26	$33,908	$0.20

Weighted average shares, fully diluted	573,728,248		168,523,475